EXHIBIT 99.1

THE JPM COMPANY FILES CHAPTER 11 PETITION

OPERATIONS WILL CONTINUE WHILE BUSINESSES ARE SOLD

Lewisburg, PA — March 1, 2002 - The JPM Company (OTC BB:  JPMXE.OB) today announced that it has filed a Chapter 11 in the United States Bankruptcy Court for the District of Delaware.  Also filing were three subsidiaries: The JPM Company of Delaware, Inc.; JPM Technologies, Inc.; and Denron Inc.

The Chapter 11 proceedings allow the Company to continue to operate its facilities while simultaneously conducting an expedited sales process on a competitive bid basis for its remaining operations.  JPM believes that using the procedures and protections available under the Bankruptcy Code will afford it the likeliest possibilities of finding financially sound purchasers of the operations as going concerns with substantially all of the workforce in place.  However, as a requirement of law, employees in Lewisburg and Beaver Springs, Pennsylvania have been issued Worker Adjustment and Retraining Notification Act (“WARN”) notifications informing them The JPM Company will no longer be their employer in sixty days. In addition to its Lewisburg and Beaver Springs, Pennsylvania operations, JPM will also be offering for sale its operations in Singapore, Europe (Germany and the Czech Republic) and Brazil. As previously announced, JPM has been working with its bank lenders to sell assets to generate cash to reduce bank debt.  In the past three months, JPM has sold its Mexican and Canadian operations.

The proceeds of the sale of the Mexican and Canadian operations were used to repay a portion of JPM’s bank debt.  JPM similarly expects that the net proceeds of the additional asset sales will go to creditors and that there will be no amounts allocated to the JPM shareholders.

The JPM Company is a leading independent manufacturer of cable assemblies and wire harnesses for original equipment manufacturers and contract manufacturers in the telecommunications, networking, computer and business automation sectors of the global electronics industry.  The decision to sell its businesses and commence a Chapter 11 case was precipitated by a combination of many events, all of which resulted in substantial demands on JPM’s limited cash flow.  JPM suffered a decrease in revenue attributable to lower sales to substantially all of its customers, particularly those in the struggling telecommunications industry. JPM had made significant debt-financed investments in growth opportunities.  The decline in sales could not be balanced with a sufficient reduction in operating costs, thereby leaving JPM with debt far in excess of its current capacity to meet its obligations to its banks.

In order to move forward with the sale of JPM’s remaining operations, JPM’s banks have agreed to ongoing use of cash in accordance with a budget submitted to the Bankruptcy Court.  JPM believes that the support being provided by its banks will be sufficient to permit payment in full of all expenses incurred in operating the business after the bankruptcy filing until such time as its operations are sold.

John Mathias, Chairman of JPM stated:  “We deeply regret to be in the process of selling a business that my father founded in 1949.  From a small start, my family and our dedicated employees nurtured JPM into a public company with annual revenues in excess of $170 million for the fiscal year ended 2000.  Unfortunately, we now find the marketplace in which we operate so depressed we must sell JPM for the benefit of our creditors.  We continue to work to maximize value and are hopeful, based upon the parties we expect will participate in the bankruptcy sale process, to see an environment that causes spirited bidding for our U.S. facilities as going concerns so that our loyal and talented workforce will still remain employed.”

Forward Looking Statements.

Many statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that these forward-looking statements involve substantial risks and uncertainties.  Actual events or results may differ materially.  The factors that could cause such differences include, among others: the effect on the Company’s operations of the bankruptcy filings, the outcome of the bidding process to purchase the Company’s operations; the risks associated with global operations, including interruptions and delays in delivery and supply and currency fluctuations; the impact of competitive products and pricing; product demand; the presence of competitors with greater financial resources; availability of additional sources of financing; capacity and supply constraints or difficulties; the delay or cancellation of orders; the lack of firm purchase commitments in the industry; the rapid obsolescence of unused electronic inventories; and the Company’s ability to retain effective management.  A more extensive discussion of the risk factors that could impact these areas and our overall business and financial performance can be found in our reports filed with the Securities and Exchange Commission.

Contacts:

          Kevin Bratton, Chief Financial Officer

          David Surgala, Treasurer and Director Investor Relations

          (570) 524-8526

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          Company Counsel:

          Neal Colton, Esquire

          Cozen O’Connor
          1900 Market Street
          Philadelphia, PA 19103
          (215) 665 2060